                                                                   EXHIBIT 10.20

                  CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE



        This Confidential Severance Agreement and Release ("Agreement") is made by and between METACREATIONS CORPORATION (the "Company") and KAI KRAUSE ("Executive").

        WHEREAS, Executive was employed by the Company;

        WHEREAS, as a condition of Executive's employment with the Company, Executive and the Company entered into an Employment Agreement, dated January 26, 1994, and a Consultant's Invention and Secrecy Agreement, dated January 26, 1994 (collectively the "Employment Agreement"); and

        WHEREAS, Executive is willing to accept the benefits and compensation offered by the Company under the terms and conditions set forth in this Agreement;

        NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as the "Parties") hereby agree as follows:

        1. Resignation. Executive has tendered his resignation with the Company. The Parties agree that such resignation shall be effective on May 1, 1999 (the "Resignation Date").

        2. Severance Payments. The Company agrees to continue to pay Executive's annual base salary of $250,000, less applicable withholdings, in equal monthly installments over a twelve (12) month period commencing on the Effective Date (the "Payment Period"), in accordance with the Company's normal practices. During the Payment Period, Executive will not be entitled to accrual of any vacation benefits or bonuses. Executive will continue to receive insurance benefits as specified in Paragraph 5 below.

        3. Consultancy. The Company desires to retain Executive's services as a consultant for a twelve (12) month period commencing on the Effective Date (the "Consulting Term"), on the terms set forth herein. During the Consulting Term, Executive agrees to perform services as a consultant to the Company as reasonably requested by Company. The Company contemplates that Executive shall assist in his transition and be available for consultation on all ongoing projects and technical issues. Executive shall perform services as a consultant for no more than twenty (20) hours per month. During the Consulting Term, the Company will maintain in effect the automobile lease currently in effect, or upon the election of the Company, pay Consultant the monthly cash equivalent of that lease, not to exceed $1,400 per month. Nothing in this Agreement shall in any way be construed to constitute Executive as an agent, employee or representative of Company during the Consulting Term, and Executive shall perform all services hereunder during the Consulting Term as an independent contractor.

        4. Stock and Stock Options. Attached as Schedule I is a list of Executives's outstanding options to purchase shares of the Company's Common Stock as of May 1, 1999. Any outstanding options to purchase shares of the Company's Common Stock held by the Executive prior to the Resignation Date shall continue to vest pursuant to the terms of Executive's applicable stock option agreement(s) during the Consulting Term. Subject to the terms of the applicable stock option agreement, attached as
Schedule II is a summary of the status of these options as they will exist on May 1, 2000 should this Agreement remain in force and effect through the Consulting Term. Any "incentive stock option(s)" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) to purchase shares of the Company's Common Stock held by the Executive prior to the Resignation Date shall be treated as nonstatutory stock options on the day three (3) months after the Resignation Date. Nothing in this Agreement, is intended to affect any ownership right or interest Executive may have in Company Common Stock.

        5. Health Benefits. The Company shall reimburse the Executive for the same level of health coverage and benefits as in effect for the Executive on the day immediately preceding the day of the Executive's termination of employment; provided, however, that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to reimburse Executive for continuation coverage until the earlier of (i) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) one year from the Effective Date. Executive shall be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for the remaining COBRA period.

        6. Computer Equipment. Executive shall be entitled to keep the computer equipment detailed on the attached Exhibit A ("Computer Equipment"), provided that Executive has returned to the Company any and all Confidential Information of the Company (as defined in paragraph 8(a) below) that is saved or stored on the Computer Equipment. Executive agrees to permit the Company, at the Company's request, to inspect the Computer Equipment at a mutually agreeable time no later than 1:00 p.m. on May 7, 1999 to verify that all Confidential Information has been removed.

        7. Covenant Not to Solicit. For a period of one year from the Effective Date, Executive will not:

                (a) Solicit, encourage, recruit or take any other action which is intended to induce any other person or entity, known to Executive, or with the exercise of reasonable diligence would be known to Executive to be an employee, independent contractor, customer or supplier of the Company or any affiliated corporation to terminate his, her or its relationship with the Company or any affiliated corporation;

                (b) Interfere in any manner that is injurious to the Company with any known actual or prospective employment relationship known to Executive between the Company or any affiliated corporation and any person or entity, known to Executive, or with the exercise of reasonable diligence would be known to Executive to be an employee, independent contractor or any affiliated corporation; or

                (c) Interfere in any manner that is injurious to the Company with any known actual or prospective contractual relationship known to Executive between the Company or any affiliated corporation and any person or entity, known to Executive, or with the exercise of reasonable diligence would be known to Executive to be a customer, supplier of the Company or any affiliated corporation.

        8. Confidential and Proprietary Information.

                (a) Company Information. Executive agrees at all times during the term of his consulting and forever thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to fulfill his consulting obligations, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. Executive understands that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive became acquainted during the term of his employment), markets, software, source code developments, inventions, processes, formulas, technology, designees, drawings, engineering, hardware configuration information marketing, finances or other business information disclosed to him by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Executive further understands that Confidential Information does not include any of the foregoing items which is generally available to the public through no wrongful act of him or of others who were under confidentiality obligations as to the item or items involved.

                (b) Third Party Information. Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company's agreement with such third party.

                (c) Company Property. Except as provided for in Paragraph 6 of this Agreement, Executive hereby represents and warrants that he has returned to the Company all documents or materials embodying Confidential Information and all other Company Property (including, but not limited to, documents, computer equipment, CD's, diskettes, tapes, a Rolodex or address book and business calendars) in his possession on or before the Effective Date of this Agreement.

                (d) Acknowledgment of the Company's Ownership of MetaCreations Software and Brands. The parties acknowledge that in his capacity as an employee and consultant of the Company, Executive may have participated in the development or creation of certain software programs and/or brands that are listed on the attached Exhibit B (the "MetaCreations Software"). The parties to this Agreement hereby expressly acknowledge, stipulate and agree that the Company is the sole and exclusive owner of all intellectual property rights to the MetaCreations Software including, but not limited to, all copyrights, trade secrets, patents, trademarks, and any other intellectual property rights relating to MetaCreations Software. Executive further agrees and stipulates that he will never take the position in any subsequent or pending litigation that the Company is not the sole and exclusive owner of the MetaCreations Software, and all intellectual property rights relating thereto.

        However, notwithstanding the above, Executive is the sole and exclusive owner of all rights, title and interest to his personal name, likeness, image and software authored by him outside the course and scope of his employment by the Company. Executive acknowledges, however, that company has developed a series of brands including or incorporating the word "Kai" and that the Company is sole owner of these brands. Executive agrees not to use any brand or name confusingly similar to the Company's brands, with the understanding that use of the word Kai, standing alone, is not likely to create confusion if used outside the field of software primarily intended for graphics or imaging purposes. Specifically, and not by way of limitation, Executive agrees that, until May 1, 2000, he will not use Kai in the name or brand of any computer software product for primarily graphics or primarily imaging purposes. Executive also agrees not to use Kai for other products unless used as part of the full name Kai Krause until May 1, 2000. Executive further agrees never to use a mark or name including or incorporating Kai or a similar word in any manner with any of the following words or any other words derived from the following words: Power, tool, goo, super, show, soap, photo, tip, or trick.

        9. Payment of Salary. Aside from accrued vacation and reimbursable expenses which the Company acknowledges it will pay to Executive pursuant to Company policy, Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, commissions and any and all other benefits due to Executive through the Effective Date.

        10. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Except as set forth in this Agreement, Executive, on behalf of himself, and his heirs, family members, executors, agents, employees, investors, administrators, and assigns, hereby fully and forever release the Company and its executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement excepting claims for workers' compensation insurance and unemployment insurance benefits. The claims released by Executive include, but are not limited to,

                (a) any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;

                (b) any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

                (c) any and all common law claims including, but not limited to, claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; common law or statutory unfair competition; unfair business practices; defamation; libel; slander; disparaging statements; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

                (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, The Age Discrimination Employment Act of 1967, the California Fair Employment and Housing Act, and Labor Code section 201, et seq.;

                (e) any and all claims for violation of the federal, or any state, constitution;

                (f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

                (g) any and all claims for attorneys' fees and costs.

The Company, on behalf of itself and its affiliates, divisions, parents, subsidiaries, predecessor and successor corporations, and assigns, agrees to forever and fully release Executive, his heirs, family members, executors, agents, employees, investors, administrators and assigns from every known claim, duty, obligation or cause of action the Company knew it had in the past, or now knows that it has, arising from any omission, acts or facts of which any Director or Officer of the Company is aware that have occurred up until and including the Effective Date of this Agreement.

Executive and the Company agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any rights or claims that that may arise after the Effective Date of the Agreement or to any obligations incurred or rights set forth under this Agreement.

        11. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA") and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of the Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

        12. Civil Code Section 1542. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

                A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Executive being aware of said Code Section, agree to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

        13. No Pending or Future Lawsuits. Executive and the Company represent that they have no lawsuits, claims, or actions pending in their name, or on behalf of any other person or entity, against each other or any other person or entity referred to herein. Executive and the Company also represent that they do not intend to bring any claims on their own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein based on any known events occurring through he Effective Date of this Agreement.

        14. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its parents, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company, its parents, its subsidiaries and any successor. Executive also waives any right to work as an independent contractor for the Company, its subsidiaries, its parents and any successor. Executive further agrees that he will not apply for employment with the Company, its subsidiaries, its parents, or any successor and will not apply to work as an independent contractor for the Company, its parents, its subsidiaries or any successor (aside from the consulting agreement provided herein).

        15. Confidentiality. The Parties hereto each agree to maintain in confidence the contents and terms of this Agreement and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

        16. No Cooperation. Executive and the Company agree that Executive and Company Directors and Officers will not act in any manner that might damage the business of Executive or of the Company. Executive and the Company agree that they will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Executive, the Company and/or any officer, director, employee, agent, representative, stockholder or attorney of the Company, unless under a subpoena or other court order to do so.

        17. Non-Disparagement. Executive and the Company agree that Executive and Company Directors and Officers will refrain from any defamation, libel or slander of Executive or of the Company, Executive's products, the Company's products or any of the Company's employees or any members of its Board of Directors and from tortious interference with the contracts and relationships of the Executive and of the Company. All inquiries regarding Executive's employment with the Company will be directed to the Company's Human Resources Director. Upon inquiry, the Company shall only state the following: Executive's position and dates of employment.

        18. Tax Consequences. The Company makes no representation or warranties with respect to the tax consequences of the vesting of any shares of common stock subject to option under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state and/or federal taxes on the stock vested hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any governmental agency against the Company for any amounts claimed due on account of Executive's failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys' fees.

        19. No Admission of Liability. The Parties understand and acknowledge that no action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

        20. Arbitration.

                (a) Except as stated in subsection (b) below, the Parties agree that any and all disputes arising out of, relating to, or in connection with this Agreement and/or the Executive's employment with the Company, the interpretation, validity, construction, performance, breach, or termination hereof or any of the matters herein released, shall be subject to binding arbitration, unless otherwise required by law, in Santa Barbara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). Judgment upon the award entered by the arbitrator may be entered in any court of competent jurisdiction and venue. The Parties agree that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs.

                (b) Notwithstanding the foregoing, however, the Parties agree that nothing in this provision will preclude the right that may be otherwise available under California law, including CCP Section 1281.8, to seek a provisional remedy before any court of competent jurisdiction and venue for any cause of action relating to the alleged infringement, disclosure, and/or misappropriation of

Confidential Information (as defined in Paragraph 8), breach of Paragraph 8 of this Agreement or of Paragraph 4, Paragraph 10 or Exhibit A to the Executive's Employment Agreement, or any other cause of action based on an alleged violation of the Company's intellectual property rights. The Parties agree that the prevailing party in any litigation shall be awarded its reasonable attorney's fees and costs.

                (c) EXECUTIVE AND THE COMPANY HAVE READ AND UNDERSTAND THIS SECTION WHICH DISCUSSES ARBITRATION. THE PARTIES UNDERSTAND THAT BY SIGNING THIS AGREEMENT, THE PARTIES AGREE TO SUBMIT, UNLESS OTHERWISE REQUIRED BY LAW, ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, OR ANY OF THE MATTERS HEREIN TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF THE PARTIES' RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS SEVERANCE AGREEMENT AND RELEASE OF CLAIMS.

        21. No Prior Assignment. Executive and the Company represent and warrant that they have not assigned or transferred, in whole or in part, any claim, right, demand or cause of action which each may now have or may have had or claim to have, of whatever kind or nature, against each other or their successors, affiliates, parents and subsidiaries, or any of their past and present partners, agents, servants, representatives, employees, officers, directors, shareholders, successors, assigns, transferees, and attorneys of each of them, either in their representative or in their individual capacities, to any other person, corporation or other entity in any manner, including but not limited to assignment or transfer by subrogation or by operation of law.

        22. Material Breach. In addition to all other remedies permissible under the applicable law, the parties agree that any material breach of Paragraphs 7, 8, 10, 13, 15, 16, 17 and 21 of this Agreement by the Executive shall constitute a material breach of this Agreement and shall entitle the Company to (1) cease making any further payments to or on behalf of Executive as set forth in this Agreement; and (2) cease further vesting of any of Executive's outstanding stock options as of the date of such breach. Nothing in this provision shall preclude Executive from recovering all available remedies and further vesting of stock options from the Company in any final adjudication in arbitration or from a court, should it be adjudicated that the payments or the vesting were wrongfully withheld.

        23. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

        24. No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

        25. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        26. Entire Agreement. This Agreement, including those other agreements between the parties specifically referenced herein, represents the entire agreement and understanding between the Company and Executive, and supersede and replace any and all prior agreements and understandings concerning Executive's relationship with the Company and his compensation by the Company.

        27. No Oral Modification. This Agreement may only be amended in writing signed by the Executive, and signed by the President of the Company.

        28. Governing Law. This Agreement shall be governed by the laws of the State of California.

        29. Effective Date. This Agreement is effective seven (7) days after it has been signed by both parties.

        30. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        31. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

                (a) They have read this Agreement;

                (b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

                (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

                (d) They are fully aware of the legal and binding effect of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

                                            METACREATIONS CORPORATION



Dated:  May 1, 1999                         By /s/GARY LAUER
                                              ----------------------------------





                                            KAI KRAUSE, an individual



Dated:  May 1, 1999                         /s/KAI KRAUSE
                                            ------------------------------------
                                            Kai Krause